Chrysler Financial	Distribution Date: 08-Feb-05
DaimlerChrysler Auto Trust 2005-A Monthly Servicer’s Certificate(KB)	Page 1 of 2

Payment Determination Statement Number	1
Distribution Date	08-Feb-05

Dates Covered	From and Including	To and Including
Collections Period	05-Jan-05	31-Jan-05
Accrual Period	20-Jan-05	07-Feb-05
30/360 Days	18
Actual/360 Days	19

	Number of
Collateral Pool Balance Data	Accounts	$ Amount

Pool Balance — Beginning of Period	130,363	2,115,437,567.62
Collections of Installment Principal		40,468,599.26
Collections Attributable to Full Payoffs		28,611,136.55
Principal Amount of Repurchases		0.00
Principal Amount of Gross Losses		66,406.59

Pool Balance — End of Period	128,152	2,046,291,425.22

Pool Statistics	End of Period

Initial Pool Balance (Pool Balance at the Purchase Date)	2,115,437,567.62
Pool Factor (Pool Balance as a Percent of Initial Pool Balance)	96.73%

Ending O/C Amount	120,991,207.51
Coverage Ratio (Ending Pool Balance as a Percent of Ending Notes)	106.28%

Cumulative Net Losses	39,101.68
Net Loss Ratio (3 mo. Weighted Avg.)	0.00000%
Cumulative Recovery Ratio	41.12%
60+ Days Delinquency Amount	285,066.61
Delinquency Ratio (3 mo. Weighted Avg.)	0.01390%

Weighted Average APR	6.477%
Weighted Average Remaining Term (months)	50.02
Weighted Average Seasoning (months)	13.13

Chrysler Financial	Distribution Date: 08-Feb-05
DaimlerChrysler Auto Trust 2005-A Monthly Servicer’s Certificate (KB)	Page 2 of 2

Cash Sources
Collections of Installment Principal	40,468,599.26
Collections Attributable to Full Payoffs	28,611,136.55
Principal Amount of Repurchases	0.00	O/C Release (Prospectus pg S18-S20)
Recoveries on Loss Accounts	27,304.91	Pool Balance	2,046,291,425.22
Collections of Interest	10,352,688.01	Yield Supplement O/C Amount	(77,597,827.66)

Investment Earnings	39,022.36	Adjusted Pool Balance	1,968,693,597.56
Reserve Account	5,000,000.00

Total Sources	84,498,751.09	Total Securities	1,925,300,217.71

		Adjusted O/C Amount	43,393,379.85
Cash Uses
Servicer Fee	1,527,816.02	Target Overcollateralization Amount	98,434,679.88
A Note Interest	3,154,752.78
Priority Principal Distribution Amount	0.00	O/C Release Period?	No
B Note Interest	116,400.00
Reserve Fund	5,000,000.00	O/C Release	0.00
Regular Principal Distribution Amount	74,699,782.29
Distribution to Certificateholders	0.00

Total Cash Uses	84,498,751.09

Administrative Payment
Total Principal and Interest Sources	84,498,751.09
Investment Earnings in Trust Account	(39,022.36)
Daily Collections Remitted	(69,146,142.40)
Cash Reserve in Trust Account	(5,000,000.00)
Servicer Fee (withheld)	(1,527,816.02)
O/C Release to Seller	0.00

Payment Due to/(from) Trust Account	8,785,770.31

	Beginning	Ending	Principal	Principal per	Interest	Interest per
	Balance	Balance	Payment	$1000 Face	Payment	$1000 Face
Notes
Class A-1 500,000,000 @ 2.63%	500,000,000.00	425,300,217.71	74,699,782.29	149.3995646	694,027.78	1.3880556
Class A-2 595,000,000 @ 3.17%	595,000,000.00	595,000,000.00	0.00	0.0000000	943,075.00	1.5850000
Class A-3 500,000,000 @ 3.49%	500,000,000.00	500,000,000.00	0.00	0.0000000	872,500.00	1.7450000
Class A-4 345,000,000 @ 3.74%	345,000,000.00	345,000,000.00	0.00	0.0000000	645,150.00	1.8700000
Class B 60,000,000 @ 3.88%	60,000,000.00	60,000,000.00	0.00	0.0000000	116,400.00	1.9400000

Total Notes	2,000,000,000.00	1,925,300,217.71	74,699,782.29		3,271,152.78

     • Class A-1 Interest is computed on an Actual/360 Basis. Days in current period   19